Exhibit 17(d)


(BULL LOGO) Merrill Lynch      Investment Managers       www.mlim.ml.com




Prospectus
April 30, 2002

The Corporate Fund Investment Accumulation Program

The Corporate Fund Investment Accumulation Program is only open to holders of units of Corporate Income Fund, International Bond Fund and Corporate Investment Trust Fund for reinvestment of distributions on those units.

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

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Table of Contents


                                                                        PAGE

    KEY FACTS
    ------------------------------------------------------------------------
    The Corporate Fund Investment Accumulation Program at a Glance........ 3
    Risk/ Return Bar Chart................................................ 5
    Fees and Expenses..................................................... 6

    DETAILS ABOUT THE PROGRAM
    ------------------------------------------------------------------------
    How the Program Invests............................................... 7
    Investment Risks...................................................... 8

    YOUR ACCOUNT
    ------------------------------------------------------------------------
    Participation in the Program..........................................16
    How to Buy, Sell, Transfer and Exchange Shares........................17

    MANAGEMENT OF THE PROGRAM
    ------------------------------------------------------------------------
    Fund Asset Management.................................................21
    Financial Highlights..................................................22

    FOR MORE INFORMATION
    ------------------------------------------------------------------------
    Shareholder Reports...........................................Back Cover
    Statement of Additional Information...........................Back Cover











              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

Key Facts

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this prospectus in the sidebar.

Fixed-Income Securities -- securities that pay a fixed rate of interest or a fixed dividend.

Corporate Bonds or Notes -- fixed-income debt securities issued by corporations, as distinct from securities issued by a government or its agencies or instrumentalities.

Investment Grade Securities -- fixed-income securities rated in the four highest rating categories by recognized rating agencies, including Moody's Investors Service, Inc., Standard & Poor's or Fitch, Inc.

Foreign Securities -- securities issued by a foreign corporation or government, as distinct from securities issued by a U.S. corporation or the U.S. government.

THE CORPORATE FUND INVESTMENT ACCUMULATION
PROGRAM AT A GLANCE
--------------------------------------------------------------------------------
What is the Corporate Fund Investment Accumulation Program (the "Program")?

The Program invests distributions made to holders of units of the Corporate Income Fund, International Bond Fund and the Corporate Investment Trust Fund. Holders of units of these unit trust funds may elect to have their distributions reinvested in shares of the Program rather than paid in cash. The Program is not open to investment by persons who are not holders of units of the participating unit trust funds and investments in the Program are limited to reinvestment of distributions.

What is the Program's investment objective?

The investment objective of the Program is to provide shareholders with a high level of current income by investing in a diversified portfolio of fixed-income securities that are primarily corporate bonds or notes.

What are the Program's main investment strategies?

Under normal circumstances, the Program invests at least 80% of its net assets in corporate bonds or notes. The Program invests primarily in corporate bonds with remaining maturities of two years or more. The Program invests only in investment grade securities and, measured at the time of purchase, at least 75% of the securities in which the Program invests will be rated in the three highest rating categories. The Program may also invest up to 25% of its total assets in foreign securities that meet the Program's investment criteria. When choosing investments, the Program management considers various factors, including credit quality of issuers, yield analysis, and diversification.

What are the main risks of investing in the Program?

As with any fund, the value of the Program's investments -- and therefore the value of the Program's shares -- may fluctuate. These changes may occur in response to interest rate changes or in response to other factors, including financial condition, that may affect a particular issuer or obligation. Generally, when interest rates go up, the value of fixed-income securities goes down. Bonds with longer maturities are affected more by changes in interest rates than bonds with shorter maturities. The Program faces additional risks when it invests in foreign securities, including changes in foreign currency exchange rates, liquidity risk and the possibility of substantial volatility due


              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              3

Key Facts

to adverse political, economic or other developments. If the value of the Program's investments goes down, you may lose money.

Who should invest?

The Program allows for the automatic reinvestment of distributions made to holders of units of certain unit trust funds. The Program may be an appropriate investment for you if you:

     o Want to automatically reinvest distributions you receive from a participating unit trust fund

     o Are looking for an investment that provides income

     o Want a professionally managed and diversified portfolio

     o Are willing to accept the risk of loss of income and principal caused by negative economic developments, changes in interest rates or adverse changes in the price of bonds in general












4             THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

RISK/RETURN BAR CHART
--------------------------------------------------------------------------------


The bar chart and table shown below provide an indication of the risks of investing in the Program. The bar chart shows changes in the Program's performance for each of the past ten calendar years. The table compares the average annual total returns of the Program's shares for the periods shown with those of the Merrill Lynch US Corporate A-AAA Rated Index. The after-tax returns are calculated using the historical highest marginal Federal individual income tax rates in effect during the periods measured. The after-tax returns do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. The after-tax returns shown are not relevant to investors who hold their Program shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts or through tax advantaged education savings accounts. How the Program performed in the past is not necessarily an indication of how the Program will perform in the future.

[GRAPHIC OMITTED]

During the ten-year period shown in the bar chart, the highest return for a quarter was 5.60% (quarter ended March 31, 1993) and the lowest return for a quarter was -4.75% (quarter ended March 31, 1994). The Program's year-to date return as of March 31, 2002 was -1.16%.


Average Annual Total Returns                        Past      Past      Past
(as of December 31, 2001)                         One Year Five Years Ten Years
-------------------------------------------------------------------------------
The Corporate Fund IAP
Return Before Taxes*                                8.32%     6.08%     6.36%
Return After Taxes on Distributions*                6.13%     3.72%     3.75%
Return After Taxes on Distributions and             5.02%     3.67%     3.81%
Sale of Program Shares*
-------------------------------------------------------------------------------
ML US Corporate A-AAA Rated Index**                10.86%     7.47%     7.76%
(reflects no deduction for fees, expenses or taxes)
-------------------------------------------------------------------------------
 *Includes all applicable fees and sales charges.
**This unmanaged Index is comprised of all industrial bonds rated A-AAA, of all maturities.
Past performance is not predictive of future performance.


              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              5

Key Facts

UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses, which the Program may charge:

Expenses paid directly by the shareholder:

Shareholder Fees -- these include sales charges which you may pay when you buy or sell shares of the Program.

Expenses paid indirectly by the shareholder:

Annual Program Operating Expenses -- expenses that cover the costs of operating the Program.

Management Fee -- a fee paid to the Investment Adviser for managing the Program.


FEES AND EXPENSES
--------------------------------------------------------------------------------


This table shows the different fees and expenses that you may pay if you buy and hold shares of the Program. Future expenses may be greater or less than those indicated below.

Shareholder Fees (fees paid directly from your investment):
--------------------------------------------------------------------------------
Maximum Sales Charge (Load) imposed on purchases (as a percentage of
offering price)                                                            None
--------------------------------------------------------------------------------
Maximum Deferred Sales Charge (Load) (as a percentage of original purchase
price or redemption proceeds, whichever is lower)                          None
--------------------------------------------------------------------------------
Maximum Sales Charge (Load) imposed on Dividend Reinvestments              None
--------------------------------------------------------------------------------
Redemption Fee                                                             None
--------------------------------------------------------------------------------
Exchange Fee                                                               None
--------------------------------------------------------------------------------
Annual Program Operating Expenses (expenses that are deducted from Program assets):
--------------------------------------------------------------------------------
Management Fee                                                             0.50%
--------------------------------------------------------------------------------
Distribution and/or Service (12b-1) Fees                                   None
--------------------------------------------------------------------------------
Other Expenses                                                             0.72%
--------------------------------------------------------------------------------
Total Annual Program Operating Expenses                                    1.22%
--------------------------------------------------------------------------------

Example

This example is intended to help you compare the cost of investing in the Program with the cost of investing in other mutual funds by illustrating the costs to you if you redeem after one, three, five and ten years.

This example assumes that you invest $10,000 in the Program for the time periods indicated, that dividends are reinvested, that your investment has a 5% return each year and that the Program's operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:


                          1 Year      3 Years      5 Years      10 Years
--------------------------------------------------------------------------------
                           $ 124       $ 387        $ 670       $ 1,477
--------------------------------------------------------------------------------




6             THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

Details About the Program

ABOUT THE PORTFOLIO MANAGERS

Robert Peterson is a Vice President and a co-portfolio manager of the Program. Mr. Peterson has been a Managing Director of Merrill Lynch Investment Managers since 1997 and was a Vice President from 1985 to 1997. Mr. Peterson has been responsible for the management of the Program since 2002.

Melinda Raso is a Vice President and a co-portfolio manager of the Program. Ms. Raso has been a Vice President of Merrill Lynch Investment Managers since 1994. Ms. Raso has been responsible for the management of the Program since 2002.



HOW THE PROGRAM INVESTS
--------------------------------------------------------------------------------



The investment objective of the Program is to seek to provide shareholders with a high level of current income. The Program invests in a diversified portfolio of fixed-income securities. Under normal circumstances, the Program invests at least 80% of its net assets in corporate bonds or notes. The Program invests primarily in corporate bonds with remaining maturities of two years or more. The fixed-income securities will be payable in U.S. dollars and will not have any equity conversion or other equity features. Such securities may be secured or unsecured, or may be subordinated to other indebtedness.

The Program invests only in investment grade securities and, measured at the time of purchase, at least 75% of the securities in which the Program invests will be rated in the three highest rating categories ("A" or better). Under current market conditions, the Board of Directors of the Program has determined that the Program will not purchase fixed-income securities if one or more of the recognized rating agencies has rated the security below investment grade. However, the Program may continue to hold securities that, after purchase, are downgraded to a rating below investment grade. This policy adopted by the Board of Directors is discretionary and may be changed from time to time.

The Program may invest up to 25% of its assets in foreign securities that meet the Program's investment criteria.

At times the Program may have a high portfolio turnover rate which may result in higher trading costs and adverse tax consequences.

Program management considers a variety of factors when choosing investments, such as:

     o Credit Quality of Issuers -- based on bond ratings and other factors including the financial condition of the issuer and general economic conditions.

     o Yield Analysis -- takes into account factors such as the different yields available on different types of obligations and the shape of the yield curve (yields on obligations having the same credit characteristics but different maturities -- longer term obligations typically have higher yields).




              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              7

Details About the Program

     o Diversification -- The Program will not concentrate its investments in a single industry. The Program seeks to achieve this by attempting to diversify its investments, while taking into consideration the availability of investments meeting the Program's other investment criteria.

ABOUT THE INVESTMENT ADVISER

The Program is managed by Fund Asset Management.

As a temporary measure for defensive purposes, or to provide liquidity, the Program may invest without limitation in short-term instruments. Short-term investments may limit the potential for income on your shares. During defensive periods the Program may not achieve its investment objective.

Although not among its principal strategies, the Program may also invest in collateralized mortgage obligations, and may lend its portfolio securities, invest in repurchase agreements and make forward commitments. For further information on these investments, see the Statement of Additional Information.


INVESTMENT RISKS
--------------------------------------------------------------------------------


This section contains a summary discussion of the general risks of investing in the Program. As with any mutual fund, there can be no guarantee that the Program will meet its investment objective or that the Program's performance will be positive for any period of time.

Bond Market and Selection Risk -- Bond market risk is the risk that the bond market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the investments that Program management selects will underperform the market or other funds with similar investment objectives and investment strategies.

Credit Risk -- Credit risk is the risk that the issuer will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.


8             THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

Interest Rate Risk -- Interest rate risk is the risk that prices of fixed-income securities generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities.

Risks associated with certain types of obligations in which the Program may invest include:

Foreign Market Risk -- Since the Program may invest in foreign securities, it offers the potential for more diversification than an investment only in the United States. This is because securities traded on foreign markets have often (though not always) performed differently than securities in the United States. However, such foreign investments involve special risks not present in U.S. investments that can increase the chances that the Program will lose money. In particular, investment in foreign securities involves the following risks, which are generally greater for investments in emerging markets.

     o The economies of certain foreign markets often do not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of capital, resources and balance of payments position. Certain such economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures.

     o Investments in foreign markets may also be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes.

     o The governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices, impair the Program's ability to purchase or sell foreign securities or transfer its assets or income back into the United States, or otherwise adversely affect the Program's operations.



              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              9

Details About the Program

     o Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States or other foreign countries.

     o Because there are fewer investors in foreign markets and a smaller number of securities traded each day, it may be difficult for the Program to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

     o Non-U.S. markets have different clearance and settlement procedures and in certain markets, settlements may be unable to keep pace with the volume of securities transactions which may cause delays. This means that the Program's assets may be uninvested and not earning returns. The Program may miss investment opportunities or be unable to dispose of a security because of these delays.

Currency Risk and Exchange Risk -- Securities in which the Program invests may be denominated or quoted in currencies other than the U.S. dollar. Changes in foreign currency exchange rates will affect the value of such securities of the Program. Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. dollars. Conversely, when the U.S. dollar decreases in value against a foreign currency, a security denominated in that currency gains value because the currency is worth more U.S. dollars. This risk, generally known as "currency risk," means that a strong U.S. dollar will reduce returns for U.S. investors while a weak U.S. dollar will increase those returns.

Governmental Supervision and Regulation/ Accounting Standards -- Many foreign governments supervise and regulate brokers and the sale of securities less than the United States does. Some countries may not have laws to protect investors the way that the U.S. securities laws do. For example, some foreign countries may have no laws or rules against insider trading. Insider trading occurs when a person buys or sells a company's securities based on non-public information about that company. Accounting standards in other

10            THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM
counties are not necessarily the same as in the United States. If the accounting standards in another country do not require as much detail as U.S. accounting standards, it may be harder for Program management to completely and accurately determine a company's financial condition. Also, brokerage commissions and other costs of buying or selling securities often are higher in foreign countries than they are in the United States. This reduces the amount the Program can earn on its investments.

Certain Risks of Holding Program Assets Outside the United States -- The Program generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. In addition, there may be limited or no regulatory oversight over their operations. Also, the laws of certain countries may put limits on the Program's ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Program to buy, sell and hold securities in certain foreign markets than in the United States The increased expense of investing in foreign markets reduces the amount the Program can earn on its investments and typically results in a higher operating expense ratio for the Program than investment companies invested only in the United States.

Emerging Markets Risk -- The risks of foreign investments are usually much greater for emerging markets. Investments in emerging markets may be considered speculative. Emerging markets include those in countries defined as emerging or developing by the World Bank, the International Finance Corporation, or the United Nations. Emerging markets are riskier because they develop unevenly and may never fully develop. They are more likely to experience hyperinflation and currency devaluations, which adversely affects returns to U.S. investors. In addition. the securities markets in many of these countries have far lower trading volumes and less liquidity than developed markets. Since these markets are so small, they may be more likely to suffer sharp and frequent price changes or long-term price depression because of adverse publicity, investor perceptions, or the actions of a few large investors. In addition, traditional measures of investment value used in the United States, such as price to earnings ratios, may not apply to certain small markets.

Many emerging markets have histories of political instability and abrupt changes in policies. As a result, their governments are more likely to take actions that are hostile or detrimental to private enterprise or foreign

              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              11

Details About the Program

investment than those of more developed countries. Certain emerging markets may also face other significant internal or external risks, including the risk of war, and ethnic, religious, and racial conflicts. In addition, governments in many emerging market countries participate to a significant degree in their economies and securities markets, which may impair investment and economic growth.

Sovereign Debt -- The Program may invest in sovereign debt securities issued or guaranteed by foreign government entities. Investments in sovereign debt subjects the Program to the risk that a government entity may delay or refuse to pay interest or repayment of principal on its sovereign debt. Some of these reasons may include: cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of its debt position to its economy or its failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a government entity defaults it may ask for more time in which to pay, or for further loans. There is no legal process for collecting sovereign debts that a government does not pay.

Collateralized Mortgage Obligations -- The Program may invest in collateralized mortgage obligations ("CMOs"), which are pass-through securities collateralized by mortgage pools. CMOs are created by dividing the principal and interest payments collected on a pool of mortgages into several revenue streams (tranches) with different priority rights to portions of the underlying mortgage payments. In general, mortgage-backed securities represent the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their mortgages earlier than scheduled. When this happens, certain types of mortgage-backed securities will be paid off more quickly than originally anticipated and the Program has to invest the proceeds in securities with lower yields. This risk is known as "prepayment risk." When interest rates rise, certain types of mortgage-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as extension risk.

Because of prepayment risk and extension risk, mortgage-backed securities react differently to changes in interest rates than other fixed-income securities. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

12            THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

Most mortgage-backed securities are issued by federal government agencies, such as the Government National Mortgage Association (Ginnie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or the Federal National Mortgage Association (Fannie Mae). Principal and interest payments on mortgage-backed securities issued by federal government agencies are guaranteed by either the federal government or a government agency. This means that such securities have very little credit risk. Other mortgage-backed securities are issued by private corporations rather than federal agencies. Private mortgage backed securities have credit risk as well as prepayment risk and extension risk.

Certain CMO tranches may represent a right to receive interest only (IOs), principal only (POs) or an amount that remains after other floating-rate tranches are paid (an inverse floater). These securities are frequently referred to as "mortgage derivatives" and may be extremely sensitive to changes in interest rates. Interest rates on inverse floaters, for example, vary inversely with a short-term floating rate (which may be reset periodically by a dutch auction, a remarketing agent or by reference to a short-term interest rate index). Interest rates on inverse floaters will decrease when short-term rates increase, and will increase when short-term rates decrease. These securities have the effect of providing a degree of investment leverage. In response to changes in market interest rates or other market conditions, the value of an inverse floater may increase or decrease at a multiple of the increase or decrease in the value of the underlying securities. The values of inverse floaters are therefore more volatile than their underlying securities. If the Program invests in CMO tranches (including CMO tranches issued by government agencies) and interest rates move in a manner not anticipated by Program management, it is possible that the Program could lose all or substantially all of its investment.

Restricted Securities -- The Program may invest up to 10% of its total assets in restricted securities. Restricted securities have contractual or legal restrictions on their resale. They may include "private placement" securities that the Program buys directly from the issuer. Private placement and other restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Program may be unable to sell them on short notice or may be able to sell them only at a price below current value. The Program may get only limited information about the issuer, so it may be less able to predict a loss. In addition, if Program management

              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              13

Details About the Program

receives material adverse nonpublic information about the issuer, the Program will not be able to sell the securities.

When-Issued Securities, Delayed-Delivery Securities and Forward Commitments -- When-issued and delayed-delivery securities and forward commitments involve the risk that the security the Program buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party will not meet its obligation. If this occurs, the Program loses the investment opportunity for the assets it has set aside to pay for the security and any gain in the security's price.

Repurchase Agreements -- The Program may invest in obligations which are subject to repurchase agreements with any member bank of the Federal Reserve System or primary dealer in U.S. Treasury Securities. The bank or dealer agrees to repurchase the security from the Program at a set time and price, which sets the yield. If the bank or dealer defaults, the Program may suffer time delays and incur costs and possible losses.

Securities Lending -- The Program may lend securities to financial institutions that provide government securities as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Program may lose money and there may be a delay in recovering the loaned securities. The Program could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger tax consequences to the Program.

Illiquid Investments -- The Program may invest up to 15% of its net assets in illiquid securities that it cannot easily sell within seven days at current value or that have contractual or legal restrictions on resale. If the Program buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Borrowing and Leverage -- The Program may borrow for temporary emergency purposes, including to meet redemptions. Borrowing may exaggerate changes in the net asset value of Program shares and in the return on the Program's portfolio. Borrowing will cost the Program interest expense and other fees. The cost of borrowing may reduce the Program's return. Certain securities that the Program buys may create leverage including, for example, when-issued securities and forward commitments.

14            THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

If you would like further information about the Program, including how it invests, please see the Statement of Additional Information.


              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              15

Your Account

PARTICIPATION IN THE PROGRAM
--------------------------------------------------------------------------------

The purpose of the Program is to permit you to reinvest distributions you receive on units you hold of certain unit trust funds. The unit trust funds include all series of the Corporate Income Fund, International Bond Fund and the Corporate Investment Trust Fund. Distributions on units held by you will be paid to you in cash unless you elect to reinvest the distributions in shares of the Program by sending written notice to the program agent. The program agent is The Bank of New York, 5 Penn Plaza, New York, New York 10286. You may also change an election you have made to participate in the Program by notifying the program agent. Your initial notice and notice of any change must be received by the program agent at least 10 days prior to the record date of the first distribution to which you want such change to apply.

Distributions on units of the unit trust funds may consist of interest income or capital gains or principal on the units. You may elect to have some or all of these distributions reinvested in shares of the Program. Any distribution that you elect to have reinvested in shares of the Program will be automatically reinvested by the program agent on your behalf on the date the distribution is made. On that date, the distribution will be applied to the purchase of shares of the Program at net asset value, without a sales charge. If you have elected to have distributions of principal on your units invested in shares of the Program, the proceeds of redemption or payment at maturity of securities held in the unit trust fund represented by your units will be invested in shares of the Program, rather than being distributed to you in cash.

The program agent will mail to you a report of each distribution that is reinvested in shares of the Program. Even though distributions are being reinvested in shares of the Program, for Federal income tax purposes, you will be considered to have received those distributions.

The Board of Directors of the Program may decide to change the terms of investment in shares of the Program or terminate the Program entirely without notice to you. In addition, the Board of Directors of the Program may appoint a substitute program agent or an additional program agent.

The administrators of the Program are Merrill Lynch, Pierce Fenner & Smith Incorporated, Prudential Securities Incorporated, Morgan Stanley Dean Witter Inc. and Salomon Smith Barney Inc. The Administrators are the sponsors of the unit trust funds.

For further details of the terms and conditions of the Program see the Statement of Additional Information.

16            THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES
--------------------------------------------------------------------------------
The chart on the following pages summarizes how to buy, sell, transfer and exchange shares of the Program.


If You Want to      Your Choices                                      Information Important for You to Know
------------------------------------------------------------------------------------------------------------------------------------
Buy Shares          First, decide whether you want to                 Refer to the description of the Program on page 16. Be sure
                    participate in the Program                        to read this prospectus carefully.
                    ----------------------------------------------------------------------------------------------------------------
                    Next, determine what distributions from           Distributions from the unit trust funds may
                    the unit trust funds you want to reinvest         consist of interest income, capital gains or principal.
                                                                      You may reinvest the distributions of interest income or of capital gains or of principal, or you may reinvest all
                                                                      distributions.
                    ----------------------------------------------------------------------------------------------------------------
                    Notify the program agent of your election         The notice must be in writing and received by the program
                    to reinvest some or all distributions you         agent at least ten days before the record date for the
                    receive from the unit trust funds                 first distribution you want to reinvested.
                    ----------------------------------------------------------------------------------------------------------------
                    Decide whether your shares will be held           Consult your securities dealer.  Under certain circumstances,
                    in an account with your securities dealer         your securities dealer may not be able to hold your shares
                    or with the program agent                         in your account with the securities dealer.
------------------------------------------------------------------------------------------------------------------------------------
Add to Your         Purchase additional shares                        Once you have elected to participate in the Program,
 Investment                                                           distributions from the unit trust funds that you have elected to have reinvested in the Program will be automatically
                                                                      reinvested. If you have not already elected to have all of your distributions from unit trust funds reinvested, you may notify the program agent that you wish to reinvest more of your distributions.
                    ----------------------------------------------------------------------------------------------------------------
                    Acquire additional shares through the             All dividends on shares of the Program are automatically
                    Program's automatic dividend reinvestment plan    reinvested in additional shares of the Program without a
                                                                      sales charge.
------------------------------------------------------------------------------------------------------------------------------------
Stop Reinvesting    Notify the program agent in writing               Your election to stop reinvesting some or all distributions
Distributions in                                                      from the unit trust funds in shares of the Program will be
Shares of the                                                         effective for any distribution that has a record date that is
Program                                                               more than ten days after the program agent receives your
                                                                      written notice.
------------------------------------------------------------------------------------------------------------------------------------
Transfer Shares     Transfer to a participating securities            You may transfer your shares of the Program only to another
to Another          dealer                                            securities dealer that has entered into an agreement with
Securities                                                            Merrill Lynch. All future trading of these assets must be
Dealer                                                                coordinated by the receiving firm.
------------------------------------------------------------------------------------------------------------------------------------

              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM              17



Your Account


If You Want to      Your Choices                                      Information Important for You to Know
------------------------------------------------------------------------------------------------------------------------------------
Transfer Shares     Transfer to a non-participating                   You must either:
to Another          securities dealer                                   o Transfer your shares to an account with the Program
Securities                                                                Agent; or
Dealer (continued)                                                      o Sell your shares.
------------------------------------------------------------------------------------------------------------------------------------
Sell Your Shares    Have your securities dealer submit your           The price of your shares is based on the next calculation of
                    sales order to one of the Administrators          net asset value after your order is placed. For your
                                                                      redemption request to be priced at the net asset value on the day of your request, you must submit your request to your
                                                                      dealer prior to that day's close of business on the New York
                                                                      Stock Exchange (generally 4:00 p.m. Eastern time). Any
                                                                      redemption request placed after that time will be priced at the net asset value at the close of business on the next
                                                                      business day.

                                                                      Securities dealers may charge a fee to process a redemption of shares. No processing fee is charged if you redeem shares held by the Program Agent.

                                                                      The Program may reject an order to sell shares under certain circumstances.
------------------------------------------------------------------------------------------------------------------------------------
                    Sell through the Program Agent                    You may sell shares held at the Program Agent by writing to the Program Agent at the address on the inside back cover of this prospectus. All shareholders on the account must sign the letter. A signature guarantee will generally be required but may be waived in certain limited circumstances. You can obtain a signature guarantee from a bank, securities dealer,
                                                                      securities broker, credit union, savings association, national securities exchange or registered securities association. A notary public seal will not be acceptable. If you hold stock certificates, return the certificates with the letter. The
                                                                      Program Agent will normally mail redemption proceeds within seven days following receipt of a properly completed request.

                                                                      If you hold share certificates, they must be delivered to the
                                                                      Program Agent before they can be converted. Check with the
                                                                      Program Agent or your securities dealer for details.
------------------------------------------------------------------------------------------------------------------------------------

18            THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM




If You Want to      Your Choices                                      Information Important for You to Know
------------------------------------------------------------------------------------------------------------------------------------
Exchange Your       You may exchange your shares for                  You can exchange your shares of the Program for shares of
Shares              shares of another program. Be                     The Municipal Fund Accumulation Program, Inc. You must
                    sure to read that program's                       have held the shares used in the exchange for at least 60
                    prospectus                                        calendar days before you can exchange to the other program.

                                                                      To exercise the exchange privilege, contact one of the
                                                                      Administrators or the Program Agent.

                                                                      Although there is currently no limit on the number of
                                                                      exchanges that you can make, the exchange privilege may be modified or terminated at any time in the future.
------------------------------------------------------------------------------------------------------------------------------------

Because of the high cost of maintaining smaller shareholder accounts, the Program may redeem the shares in your account if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Program makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Program takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts.

              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM
                                                                              19

Your Account


Net Asset Value -- the market value of the Program's total assets after deducting liabilities, divided by the number of shares outstanding.

Dividends -- ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Program shares as they are paid.


HOW SHARES ARE PRICED
-------------------------------------------------------------------------------

Each distribution on your units will automatically be applied to purchase shares at net asset value. This is the offering price. Shares are also redeemed at their net asset value. The Program calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open, as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. The net asset value used in determining your price is the next one calculated after your purchase or redemption order is placed.

DIVIDENDS AND TAXES
-------------------------------------------------------------------------------

The Program will distribute net investment income monthly and net realized long-term capital gains annually. If you would like to receive dividends in cash, contact the Program Agent. You will pay tax on dividends from the Program whether you receive them in cash or additional shares.

By law, your dividends will be subject to a withholding tax if you have not provided a taxpayer identification number or social security number or if the number you have provided is incorrect.

If you redeem Program shares or exchange them for shares of The Municipal Fund Accumulation Program, you generally will be treated as having sold your shares and any gain on the transaction may be subject to tax. The Program intends to make distributions that will either be taxed as ordinary income or capital gains. Capital gains are generally taxed at different rates than ordinary income dividends.

This section summarizes some of the consequences of an investment in the Program under current Federal tax laws. It is not a substitute for personal tax advice. You should consult your personal tax adviser about the potential tax consequences to you of an investment in the Program under all applicable tax laws.

20            THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

Management of the Program

FUND ASSET MANAGEMENT
-------------------------------------------------------------------------------

Fund Asset Management, L.P., the Program's Investment Adviser, manages the Program's investments and its business operations under the overall supervision of the Program's Board of Directors. The Investment Adviser has the responsibility for making all investment decisions for the Program. The Investment Adviser has a sub-advisory agreement with Merrill Lynch Asset Management U.K. Limited, an affiliate, under which the Investment Adviser may pay a fee for services it receives. For the fiscal year ended December 31, 2001, the Program paid the Investment Adviser a fee at the annual rate of 0.50% of the average daily net assets of the Program.

Fund Asset Management was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Fund Asset Management and its affiliates, including Merrill Lynch Investment Managers, had approximately $517 billion in investment company and other portfolio assets under management as of March 2002. This amount includes assets managed for Merrill Lynch affiliates.

The Investment Adviser, together with the Administrators of the Program, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prudential Securities Incorporated, Morgan Stanley Dean Witter Inc., and Salomon Smith Barney Inc. are responsible for the overall management of the Program's business operations. The Administrators perform certain management services necessary for the operation of the Program and provide all the office space, facilities and necessary personnel for such services. For these services, the Investment Adviser pays the Administrators an aggregate monthly fee at the annual rate of 0.20% of the Program's average daily net assets.

              THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM            21

Management of the Program

FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------

The Financial Highlights table is intended to help you understand the Program's financial performance for the past five years. Certain information reflects financial results for a single Program share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Program (assuming reinvestment of all dividends). The information has been audited by Deloitte & Touche LLP, whose report, along with the Program's financial statements, are included in the Program's Annual Report, which is available upon request.


                                                              For the Year Ended December 31,
Increase (Decrease) in                                   -----------------------------------------
Net Asset Value:                                           2001    2000    1999     1998    1997
--------------------------------------------------------------------------------------------------
Per Share Operating Performance:
--------------------------------------------------------------------------------------------------
Net asset value, beginning of year                        $20.34 $ 19.77 $ 21.62  $ 21.13 $ 20.69
--------------------------------------------------------------------------------------------------
Investment income -- net                                    1.08+   1.21+   1.17+    1.19+   1.22
--------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss) on investments -- net    .57     .58   (1.84)     .50     .44
--------------------------------------------------------------------------------------------------
Total from investment operations                            1.65    1.79    (.67)    1.69    1.66
--------------------------------------------------------------------------------------------------
Less dividends:
  Investment income -- net                                 (1.08)  (1.22)  (1.18)   (1.20)  (1.22)
  In excess of investment income -- net                       --      --    --++       --      --
--------------------------------------------------------------------------------------------------
Total dividends                                            (1.08)  (1.22)  (1.18)   (1.20)  (1.22)
--------------------------------------------------------------------------------------------------
Net asset value, end of year                             $ 20.91 $ 20.34 $ 19.77  $ 21.62 $ 21.13
--------------------------------------------------------------------------------------------------
Total Investment Return:
--------------------------------------------------------------------------------------------------
Based on net asset value per share                          8.32%   9.21%  (3.14%)   8.24%   8.30%
--------------------------------------------------------------------------------------------------
Ratios to Average Net Assets:
--------------------------------------------------------------------------------------------------
Expenses                                                    1.22%   1.10%   1.11%    1.00%    .99%
--------------------------------------------------------------------------------------------------
Investment income -- net                                    5.17%   6.16%   5.69%    5.60%   5.84%
--------------------------------------------------------------------------------------------------
Supplemental Data:
--------------------------------------------------------------------------------------------------
Net assets, end of year (in thousands)                   $59,179 $58,967 $63,150  $71,131 $72,381
--------------------------------------------------------------------------------------------------
Portfolio turnover                                           227%    127%     61%      66%     90%
--------------------------------------------------------------------------------------------------

+Based on average shares outstanding.
++Amount is less than $.01 per share.


22            THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

                      (This page intentionally left blank)



               THE CORPORATE FUND INVESTMENT ACCUMULATION PROGRAM

                             For More Information

Shareholder Reports

Additional information about the Program's investments is available in the Program's annual and semi-annual reports to shareholders. In the Program's annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Program's performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-MER-FUND.

The Program will send you one copy of each shareholder report and certain other mailings, regardless of the number of Program accounts you have. To receive separate shareholder reports for each account, write to the Program Agent at its mailing address. Include your name, address, tax identification number and brokerage or Program account number. If you have any questions, please call your securities dealer or the Program Agent at 1-800-221-7771.

Statement of Additional Information

The Program's Statement of Additional Information contains further information about the Program and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing the Program at The Bank of New York, 5 Penn Plaza, New York, New York 10286 or by calling 1-800-221-7771.

Contact your securities dealer or the Program at the following address and telephone number if you have any shareholder inquiries or would like to request other information about the Program. The address of the Program is P.O. Box 9011, Princeton, New Jersey 08543-9011, and its telephone number is
(609) 282-2000.

Information about the Program (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Call 1-800-SEC-0330 for information on the operation of the public reference room. This information is also available on the SEC's Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

You should rely only on the information contained in this Prospectus. No one is authorized to provide you with information that is different from the information contained in this Prospectus.

Investment Company Act file #811-2642
(c) Fund Asset Management, L.P.



(BULL LOGO) Merrill Lynch

Investment Managers


Prospectus
April 30, 2002


The Corporate Fund
Investment Accumulation
Program


This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.


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